Receipt of Exchange



This document is to confirm receipt by the Secretary of Southern Ventures, Inc. of Bobby Harvey's interest in shares of Elmore Sand and Gravel, Inc. and Tuskegee Sand and Gravel, Inc. This interest represents 100% of the existing shares in these companies. It is acknowledged that all certificates are being held as collateral at Colonial Bank located in Prattville, Alabama. Bobby Harvey's interest in these shares is to be exchanged for ten million Preferred Shares of Southern Ventures, Inc. Preferred Stock authorized February 7, 1997 represented by share certificate number 01, dated October 22, 1997. This exchange will be effective as of October 22, 1997.



"Elaine Knapp"

Elaine Knapp

Secretary

Date 10/22/97



"Bobby Harvey"

Bobby Harvey

Individual

Date  10/22/97



"Benjamin Wood "

Benjamin Wood

Vice President

Date 10/22/97





(Corporate Seal)

Southern Ventures, Inc.